Exhibit 3.8

State of Delaware Secretary of State Division of Corporations
Delivered 04:06 PM 05/13/2009
FILED 04:02 PM 05/13/2009
SRV 090469107 - 2900013 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

VIRAL GENETICS, INC.

Viral Genetics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that:

The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted by resolutions approved by the Corporations's Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.  The amendments will be effective upon filing with the Secretary of State of the State of Delaware.

The Certificate of Incorporation of the corporation is amended by striking article FOURTH in its entirety and replacing there for:

FOURTH:     The total number of shares of all classes of capital stock that the corporation shall have authority to issue is 770,000,000 shares.  Stockholders shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of directors or for any other purpose.  The classes and the aggregate number of shares of stock of each class that the corporation shall have authority to issue are as follows:

(a)          750,000,000 shares of Common Stock, $0.0001 par value ("Common Stock").

(b)          20,000,000 shares of Preferred Stock, $0.0001 par value ("Preferred Stock").

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors: and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix; the right to vote, if any; the consideration for which number may be increased (except as otherwise fixed by the Board of Directions) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class of classes or any other series of stock of the corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitations, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, option or other special rights, qualifications, limitations or restrictions there of pertaining to shares of such series' permitted by law.

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IN WITNESS WHEREOF, Viral Genetics, Inc., has caused this Certificate to be signed by its duly authorized officer this 13 day of May 2009.

VIRAL GENETICS, INC.

By:  Haig Keledjian

Haig Keledjiam, President

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